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                                                                     Exhibit 4.1



                           HOST MARRIOTT CORPORATION

                             ARTICLES SUPPLEMENTARY

     HOST MARRIOTT CORPORATION, a Maryland corporation having its principal Maryland office in Bethesda, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the board of directors (the "Board of Directors") of the Corporation by the charter of the Corporation (the "Charter"), the Board of Directors of the Corporation at a duly convened meeting held on November 2, 1999 has duly reclassified 4,600,000 shares of preferred stock (par value $0.01 per share) ("Preferred Stock") of the Corporation into 4,600,000 shares of a series designated as 10% Class B Cumulative Redeemable Preferred Stock (par value $0.01 per share) of the Corporation ("Class B Preferred Stock").

     SECOND: The reclassification increases the number of shares classified as Class B Preferred Stock from no shares immediately prior to the reclassification to 4,600,000 shares immediately after the reclassification. The reclassification decreases the number of shares classified as Preferred Stock (par value $0.01 per share) from 44,750,000 shares immediately prior to the reclassification to 40,150,000 shares immediately after the reclassification.

     THIRD: The following is a description of the preferences, conversion and other rights, powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Class B Preferred Stock of the
Corporation:

               10% Class B Cumulative Redeemable Preferred Stock

          1.  Designation and Amount.  A series of Preferred Stock of the
              ----------------------
     Corporation, designated as the "10% Class B Cumulative Redeemable Preferred Stock" (the "Class B Preferred Stock"), par value $0.01 per share, is hereby established. The number of authorized shares of Class B Preferred Stock is 4,600,000.

          2.  Ranking.  In respect of rights to the payment of dividends and the
              -------
     distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, the Class B Preferred Stock ranks
     (i) senior to the Corporation's common stock, par value $0.01 per share
     (the "Common Stock"), senior to the Corporation's Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Junior Participating Series A Preferred Stock") and senior to any other class or series of capital stock of the Corporation other than capital stock referred to in clauses (ii) and (iii) of this sentence, (ii) on a parity with the Corporation's 10% Class A Cumulative Redeemable Preferred Stock
     and any other class or series of capital stock of the Corporation the terms of which specifically provide that such class or series of capital stock ranks on a parity with the Class B Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation,
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     dissolution or winding up of the Corporation, and (iii) junior to any class or series of capital stock of the Corporation the terms of which specifically provide that such class or series of capital stock ranks senior to the Class B Preferred Stock as to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation. The term "capital stock" does not include convertible debt securities.

          3.  Dividends.
              ---------
              (a) Subject to the preferential rights of the holders of any class or series of capital stock of the Corporation ranking senior to the Class B Preferred Stock as to dividends, the holders of the outstanding shares of Class B Preferred Stock will be entitled to receive, when, as and if authorized by the Board of Directors of the Corporation (the "Board of Directors") and declared by the Corporation, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 10% per annum of the $25.00 per share liquidation preference of the Class B Preferred Stock (equivalent to an annual rate of $2.50 per share). Such dividends will accrue daily, will accrue and be cumulative from November 29, 1999 (the "Original Issue Date") and will be payable quarterly in arrears in cash on January 15, April 15, July 15 and October 15 (each, a "Dividend Payment Date") of each year, commencing January 15, 2000; provided, that if any Dividend Payment Date is not a Business Day (as hereinafter defined), then the dividend which would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest or additional dividends or other sum will accrue on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day. The period from and including the Original Issue Date to but excluding the first Dividend Payment Date, and each subsequent period from and including a Dividend Payment Date to but excluding the next succeeding Dividend Payment Date, is hereinafter called a "Dividend Period". Dividends will be payable to holders of record as they appear in the stock transfer books of the Corporation at the close of business on the applicable record date (each, a "Record Date"), which will be the 1st day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors that is not more than 30 nor less than ten days prior to such Dividend Payment Date. The amount of any dividend payable for any Dividend Period, or portion thereof, will be computed on the basis of a 360-day year consisting of twelve 30-day months (it being understood that the dividend payable on January 15, 2000 will be for less than a full Dividend Period). The dividends payable on any Dividend Payment Date or any other date will include dividends accrued to but excluding such Dividend Payment Date or other date, as the case may be.

             "Business Day" means any day, other than a Saturday or Sunday, that is not a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to be closed. All references herein to "accrued and

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          unpaid" dividends on the Class B Preferred Stock (and all references of like import) include, unless otherwise expressly stated or the context otherwise requires, accumulated dividends, if any, on the Class B Preferred Stock; and all references herein to "accrued and unpaid" dividends on any other class or series of capital stock of the Corporation include, if (and only if) such class or series of capital stock provides for cumulative dividends and unless otherwise expressly stated or the context otherwise requires, accumulated dividends, if any, thereon.

             (b) If any shares of Class B Preferred Stock are outstanding, no full dividends will be authorized or declared or paid or set apart for payment on any capital stock of the Corporation of any other class or series ranking, as to dividends, on a parity with or junior to the Class B Preferred Stock for any period unless full cumulative dividends have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for such payment on the Class B Preferred Stock for all past Dividend Periods (including, without limitation, any Dividend Period that terminates on any date upon which dividends on such other class or series of capital stock of the Corporation are authorized or declared or paid or set apart for payment, as the case may be). When such cumulative dividends are not paid in full (or a sum sufficient for such full payment is not set apart therefor) upon the Class B Preferred Stock and the shares of any other class or series of capital stock of the Corporation ranking on a parity as to dividends with the Class B Preferred Stock, all dividends authorized and declared upon the Class B Preferred Stock and any other class or series of capital stock of the Corporation ranking on a parity as to dividends with the Class B Preferred Stock will be authorized and declared pro rata so that the amount of dividends authorized and declared per share of Class B Preferred Stock and such other class or series of capital stock of the Corporation will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Class B Preferred Stock and such other class or series of capital stock of the Corporation bear to each other.

             Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Class B Preferred Stock have been or contemporaneously are authorized, declared and paid or authorized, declared and a sum sufficient for the payment thereof set apart for such payment on the Class B Preferred Stock for all past Dividend Periods (including, without limitation, any Dividend Period that terminates on a date that also is a Subject Date (as defined below)), no dividends (other than in shares of Common Stock or shares of any other class or series of capital stock of the Corporation ranking junior to the Class B Preferred Stock as to dividends and as to the distribution of assets upon liquidation,

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          dissolution and winding up of the Corporation) will be authorized or declared or paid or set apart for payment nor will any other distribution be authorized or declared or made upon the Common Stock of the Corporation or any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Class B Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, and no shares of Common Stock of the Corporation or shares of any other class or series of capital stock of the Corporation ranking junior to or on a parity with the Class B Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation will be redeemed, purchased or otherwise acquired for any consideration (or any monies paid to or made available for a sinking fund for the redemption of any such shares of junior or parity stock) by the Corporation (except by conversion into or exchange for shares of any other class or series of capital stock of the Corporation ranking junior to the Class B Preferred Stock as to dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation and except for the redemption, purchase or acquisition by the Corporation of capital stock of the Corporation of any class or series pursuant to Article VIII (or any similar provisions) of the Charter allowing the Corporation to redeem or repurchase shares of its capital stock to preserve its status as a real estate investment trust (a "REIT") for federal income tax purposes or the status of Host Marriott, L.P., a Delaware limited partnership (the "Operating Partnership", which term includes any successor thereto), as a partnership for federal income tax purposes). As used in this paragraph, the term "Subject Date" means (A) any date on which any dividends are authorized, declared or paid or set apart for payment or other distribution authorized, declared or made upon the Common Stock or any other class or series of the Corporation's capital stock ranking junior to or on a parity with the Class B Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, and (B) any date on which any shares of Common Stock or any other class or series of the Corporation's capital stock ranking junior to or on a parity with the Class B Preferred Stock as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation are redeemed, purchased or otherwise acquired for any consideration or any money paid to or made available for a sinking fund for the redemption of any such shares of junior or parity stock by the Corporation.


             (c) No dividends on the Class B Preferred Stock will be authorized or declared or paid or set apart for payment at such time as any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting apart for payment will be restricted or prohibited by applicable law.


             Anything in these Articles Supplementary to the contrary notwithstanding (including, without limitation, the provisions set forth in the immediately preceding paragraph), dividends on the Class B Preferred Stock will accrue and be cumulative from the Original Issue Date whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

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             (d) No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Class B Preferred Stock which may be in arrears, and holders of the Class B Preferred Stock will not be entitled to any dividends, whether payable in cash, securities or other property, in excess of the full cumulative dividends described herein.

             (e) Any dividend payment made on the Class B Preferred Stock will first be credited against the earliest accrued but unpaid dividend due with respect to the Class B Preferred Stock.

             (f) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")), any portion (the "Capital Gains Amount") of the dividends (within the meaning of the
          Code) paid or made available for the year to holders of all classes and series of the Corporation's capital stock (the "Total Dividends"), then the portion of the Capital Gains Amount that is allocable to the holders of the Class B Preferred Stock will be an amount equal to (A) the total Capital Gains Amount multiplied by (B) a fraction (1) the numerator of which is equal to the total dividends (within the meaning of the Code) paid or made available to the holders of the Class B Preferred Stock for that year and (2) the denominator of which is the Total Dividends for that year.

          4.  Liquidation Preference.
              ----------------------
             (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, then, before any distribution or payment is made to the holders of any Common Stock of the Corporation or shares of any other class or series of capital stock of the Corporation ranking junior to the Class B Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, but subject to the preferential rights of the holders of shares of any class or series of capital stock of the Corporation ranking senior to the Class B Preferred Stock as to such distribution of assets upon such liquidation, dissolution or winding up, the holders of the shares of Class B Preferred Stock then outstanding will be entitled to receive and to be paid out of the assets of the Corporation legally available for distribution to its shareholders liquidating distributions in the amount of $25.00 per share, plus an amount equal to all accrued and unpaid dividends thereon to the date of payment.

             (b) After payment to the holders of the Class B Preferred Stock of the full amount of the liquidating distributions (including accrued and unpaid dividends) to which they are entitled, the holders of Class B Preferred Stock, as such, will have no right or claim to any of the remaining assets of the Corporation.

             (c) If, upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of the Corporation legally available for distribution

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          to its shareholders are insufficient to pay the full amount of liquidating distributions on all outstanding shares of Class B Preferred Stock and the full amount of the liquidating distributions payable on all outstanding shares of any other classes or series of capital stock of the Corporation ranking on a parity with the Class B Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, then the holders of the Class B Preferred Stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions (including, if applicable, accrued and unpaid dividends) to which they would otherwise respectively be entitled.


             (d) If liquidating distributions are made in full to all holders of Class B Preferred Stock and any other classes or series of capital stock of the Corporation ranking on a parity with the Class B Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up of the Corporation, then, the remaining assets of the Corporation will be distributed among the holders of any other classes or series of capital stock of the Corporation ranking junior to the Class B Preferred Stock as to the distribution of assets upon liquidation, dissolution or winding up, according to their respective rights and preferences.

             (e) For purposes of this Section 4, neither the consolidation or merger of the Corporation with or into any other corporation, trust or other entity, nor the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, will be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

          5.   Redemption.
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             (a) The Class B Preferred Stock is not redeemable prior to April
          29, 2005, except that the Corporation will be entitled, pursuant to the provisions of Article VIII (or any similar provision) of the Charter, to redeem, purchase or acquire shares of Class B Preferred Stock in order to preserve the status of the Corporation as a REIT for federal income tax purposes or the status of the Operating Partnership as a partnership for federal income tax purposes. Any date fixed for the redemption of shares of Class B Preferred Stock is hereinafter called a "Redemption Date".

             (b) On and after April 29, 2005, the Corporation may, at its option, upon not less than 30 nor more than 60 days' prior written notice to the holders of record of the Class B Preferred Stock to be redeemed, redeem the Class B Preferred Stock, in whole or from time to time in part, for a cash redemption price equal to $25.00 per share together with (except as provided in Section 6(f) below) all accrued and unpaid dividends to the date fixed for redemption (the "Optional Redemption Price").

             (c) In the event of any redemption of Class B Preferred Stock pursuant to Article VIII (or any similar provision) of

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          the Charter in order to preserve the status of the Corporation as a
          REIT for federal income tax purposes or the status of the Operating Partnership as a partnership for federal income tax purposes, such redemption shall be made on the terms and subject to the conditions set forth in Article VIII of the Charter and in accordance with the further terms and conditions set forth in this Section 5(c) and
          Section 6 of these Articles Supplementary. If the Corporation calls for redemption any shares of Class B Preferred Stock pursuant to and in accordance with such provisions of Article VIII of the Charter and this Section 5(c), then, anything in the Charter to the contrary notwithstanding, the redemption price for such shares will be an amount in cash equal to $25.00 per share together with (except as provided in Section 6(f) below) all accrued and unpaid dividends to the date fixed for redemption (the "Charter Redemption Price"). Anything in these Articles Supplementary to the contrary notwithstanding, the provisions of this Section 5(c) shall apply only to the redemption of Class B Preferred Stock pursuant to Article VIII (or any similar provisions) of the Charter and not to any other purchase or acquisition of shares of Class B Preferred Stock pursuant to Article VIII (or any similar provisions) of the Charter.

             (d) Any redemption of shares of Class B Preferred Stock, whether pursuant to paragraph (b) or (c) of this Section 5, will be made in accordance with the applicable provisions set forth in Section 6 below.

          6.   Procedures for Redemption; Limitations on Redemption.
               ----------------------------------------------------
             (a) If fewer than all of the outstanding shares of Class B Preferred Stock are to be redeemed at the option of the Corporation pursuant to Section 5(b) above, the number of shares to be redeemed will be determined by the Corporation and the shares to be so redeemed will be selected by the Corporation pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (as nearly as may be practicable without creating fractional shares) or by lot or by any other equitable manner determined by the Corporation that will not result in the transfer of any shares of Class B Preferred Stock to a trust for the benefit of a charitable beneficiary pursuant to Article VIII (or any similar provision) of the Charter.

             (b) Notice of redemption will be given by publication in The Wall Street Journal or, if such newspaper is not then being published, another newspaper of general circulation in The City of New York, such publication to be made at least once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the Redemption Date, except that no such notice need be published in the case of a redemption pursuant to Section 5(c) of these Articles Supplementary. Notice of any redemption (whether pursuant to Section 5(b) or 5(c) of these Articles Supplementary, as the case may be) will also be mailed by or on behalf of the Corporation, first class postage prepaid, not less than 30 nor more than 60 days prior to the applicable Redemption Date, addressed to each holder of record of shares of

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          Class B Preferred Stock to be redeemed at the address set forth in the share transfer records of the Corporation; provided, that if the Corporation reasonably concludes, based upon the advice of independent tax counsel experienced in such matters, that any redemption made pursuant to Section 5(c) must be made on a date (the "Early Redemption Date") which is earlier than 30 days after the date of such mailing in order to preserve the status of the Corporation as a REIT for federal income tax purposes or the status of the Operating Partnership as a partnership for federal income tax purposes or to comply with federal tax laws relating to the Corporation's qualification as a REIT, then the Corporation may give such shorter notice as is necessary to effect such redemption on the Early Redemption Date. Any notice which has been mailed in the manner provided for in the preceding sentence will be conclusively presumed to have been duly given on the date mailed whether or not the applicable holder receives such notice. In addition to any information required by law or by the applicable rules of any exchange upon which Class B Preferred Stock may be listed or admitted to trading, such notice will state: (1) the Redemption Date; (2) the Optional Redemption Price or the Charter Redemption Price, as the case may be (the "Redemption Price"); (3) the number of shares of Class B Preferred Stock to be redeemed and whether such shares are being redeemed at the option of the Corporation pursuant to Section 5(b) or in order to preserve the Corporation's status as a real estate investment trust for federal income tax purposes pursuant to Section 5(c); (4) the place or places (which will include a place in the Borough of Manhattan, The City of New York) where certificates for such shares are to be surrendered for payment of the Redemption Price; and (5) that dividends on the shares of Class B Preferred Stock to be redeemed will cease to accrue on such Redemption Date. If fewer than all of the outstanding shares of Class B Preferred Stock are to be redeemed, the notice mailed to each holder of shares to be redeemed will also specify the number of shares of Class B Preferred Stock to be redeemed from such holder. No failure to mail or defect in such mailed notice or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Class B Preferred Stock except as to the holder to whom notice was defective or not given.


             (c) If notice has been published (with respect to a redemption pursuant to Section 5(b) only) and mailed in accordance with Section 6(b) above and all funds necessary for such redemption have been irrevocably set aside by the Corporation on or before the Redemption Date specified in such notice, separate and apart from its other funds, in trust for the benefit of the holders of the Class B Preferred Stock so called for redemption, so as to be, and to continue to be, available therefor, then, from and after the Redemption Date, dividends on the shares of Class B Preferred Stock so called for redemption will cease to accrue, such shares will no longer be deemed to be outstanding, and all rights of the holders thereof as holders of such shares (except the right to receive the Redemption Price together with, if applicable, accrued and unpaid dividends thereon to the Redemption Date) will terminate. In the event any Redemption Date is not a Business Day, then payment of the Redemption Price may be made on the next succeeding Business Day with the same force and effect as if

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          made on such Redemption Date and no interest, additional dividends or other sum will accrue on the amount payable for the period from and after such Redemption Date to such next succeeding Business Day.


             (d) Upon surrender, in accordance with such notice, of the certificates for any shares of Class B Preferred Stock to be so redeemed (properly endorsed or assigned for transfer, if the Corporation so requires and the redemption notice so states), such shares of Class B Preferred Stock will be redeemed by the Corporation at the Redemption Price. In case fewer than all the shares of Class B Preferred Stock evidenced by any such certificate are redeemed, a new certificate or certificates will be issued evidencing the unredeemed shares of Class B Preferred Stock without cost to the holder thereof.

             (e) Any deposit of monies with a bank or trust company for the purpose of redeeming Class B Preferred Stock will be irrevocable and such monies will be held in trust for the benefit of the holders of Class B Preferred Stock entitled thereto, except that (1) the Corporation will be entitled to receive from such bank or trust company the interest or other earnings, if any, earned on the monies so deposited in trust; and (2) any balance of the monies so deposited by the Corporation and unclaimed by the holders of the Class B Preferred Stock entitled thereto at the expiration of two years from the applicable Redemption Date will be repaid, together with any interest or other earnings earned thereon, to the Corporation and, after any such repayment, the holders of the shares entitled to the funds so repaid to the Corporation will look only to the Corporation for payment without interest or other earnings thereon.

             (f) Anything in these Articles Supplementary to the contrary notwithstanding, the holders of record of shares of Class B Preferred Stock at the close of business on a Record Date will be entitled to receive the dividend payable with respect to such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares after such Record Date and on or prior to such Dividend Payment Date or the Corporation's default in the payment of the dividend due on such Dividend Payment Date, in which case the amount payable upon redemption of such shares of Class B Preferred Stock will not include the dividend payable on such Dividend Payment Date and the full amount of the dividend payable on such Dividend Payment Date will instead be paid on such Dividend Payment Date to the holders of record at the close of business on such Record Date as aforesaid. Except as provided in this Section 6(f) and except to the extent that accrued and unpaid dividends are payable as part of the Redemption Price pursuant to Section 5, the Corporation will make no payment or allowance for unpaid dividends, regardless of whether or not in arrears, on shares of Class B Preferred Stock called for redemption.

             (g) Unless full cumulative dividends on all outstanding shares of Class B Preferred Stock have been or contemporaneously are authorized, declared and paid or

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          authorized, declared and a sum sufficient for the payment thereof set apart for payment for all past Dividend Periods (including, without limitation, any Dividend Period that terminates on the date of any redemption of shares of Class B Preferred Stock referred to below or on the date of any direct or indirect purchase or other acquisition of shares of Class B Preferred Stock referred to below, as the case may
          be), (i) no shares of Class B Preferred Stock will be redeemed unless all outstanding shares of Class B Preferred Stock are simultaneously redeemed; provided, however, that the foregoing will not prevent the redemption, repurchase or acquisition of shares of Class B Preferred Stock pursuant to Article VIII (or any similar provision) of the Charter in order to preserve the status of the Corporation as a REIT for federal income tax purposes or the status of the Operating Partnership as a partnership for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to the holders of all outstanding shares of Class B Preferred Stock, and (ii) the Corporation will not purchase or otherwise acquire, directly or indirectly, any shares of Class B Preferred Stock (except by conversion into or exchange for capital stock of the Corporation ranking junior to the Class B Preferred Stock as to the payment of dividends and as to the distribution of assets upon liquidation, dissolution and winding up of the Corporation); provided, however, that the foregoing will not prevent the redemption, purchase or acquisition of shares of Class B Preferred Stock pursuant to Article VIII (or any similar provision) of the Charter in order to preserve the status of the Corporation as a REIT for federal income tax purposes or the status of the Operating Partnership as a partnership for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Class B Preferred Stock.

      7.  Voting Rights.  Except as required by law and as set forth below in
          -------------
   this Section 7, the holders of the Class B Preferred Stock do not have any voting rights.

             (a) Whenever dividends on any shares of Class B Preferred Stock are in arrears for six or more Dividend Periods, whether or not such Dividend Periods are consecutive, the number of directors then constituting the Board of Directors of the Corporation will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and with which the Class B Preferred Stock is entitled to vote as a class with respect to the election of such two directors) and the holders of shares of Class B Preferred Stock (voting together as a single class with all other classes or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Class B Preferred Stock in the election of such two directors) will be entitled to vote for the election of a total of two additional directors of the Corporation at a special meeting called by an officer of the Corporation at the request of the holders of record of at least 10% of the outstanding shares of Class B Preferred Stock or by the holders of any other class or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and which is entitled to vote as a class with the Class B Preferred Stock in the election of such two additional directors (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders of the Corporation, in which case the vote for such two directors will be held at the earlier of the next such annual or special meeting of shareholders), and at each subsequent annual meeting of shareholders, until all dividends accumulated on the Class B Preferred Stock for all past Dividend Periods and the then current Dividend Period have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment in full, whereupon the right of the holders of Class B Preferred Stock to elect such two directors will cease and (unless there are one or more other classes or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable) the term of office of such two directors previously so elected will immediately and automatically terminate, such directors will no longer be qualified to serve and the authorized number of directors of the Corporation will thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the reinstatement and divestment of the right to elect such two additional directors in the case of any such future dividend arrearage.

          In the case of any such request for a special meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders), such meeting will be held on the earliest practicable date at the place designated by the holders of capital stock requesting such meeting or, if none, at a place designated by the Corporate Secretary of the Corporation, upon notice similar to that required for an annual meeting of shareholders. If such special meeting is not called by an officer of the Corporation within 30 days after such request, then the holders of record of at least 10% of the outstanding shares of Class B Preferred Stock may designate in writing a holder of Class B Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by the holder so designated upon notice similar to that required for an annual meetings of shareholders and will be held at the place designated by the holder calling such meeting. At all times that the voting rights conferred by this Section 7(a) are exercisable, the holders of Class B Preferred Stock will have access to the stock transfer records of the Corporation. The Corporation will pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to this Section 7(a), including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

          The procedures in this Section 7(a) for the calling of meetings and the election of directors will, to the extent permitted by law, supersede anything inconsistent contained in the Charter or Bylaws of the Corporation and, without limitation to the foregoing, the provisions of Sections 13(a)(2) and 13(b) of Article II of the Bylaws of the Corporation will not be applicable to the election of directors by holders of Class B

          Preferred Stock pursuant to this Section 7. Notwithstanding the provisions of Section 2 of Article III of the Bylaws of the Corporation, subject to the limitations on the number of directors set forth in Article VII of the Charter, the number of directors constituting the entire Board of Directors of the Corporation will be automatically increased to include the directors to be elected pursuant to this Section 7(a).

             So long as any shares of Class B Preferred Stock are outstanding, the number of directors constituting the entire Board of Directors of the Corporation will at all times be such so that the exercise, by the holders of the Class B Preferred Stock and the holders of any other classes or series of capital stock of the Corporation upon which like voting rights have been conferred, of the right to elect directors under the circumstances provided above will not contravene any provision of the Corporation's Charter or Bylaws restricting the number of directors which may constitute the entire Board of Directors of the Corporation.

             If at any time when the voting rights conferred upon the Class B Preferred Stock pursuant to this Section 7(a) are exercisable any vacancy in the office of a director elected pursuant to this Section 7(a) occurs, then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the outstanding Class B Preferred Stock and any other classes or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Class B Preferred Stock in the election of directors pursuant to this Section 7(a). Any director elected or appointed pursuant to this Section 7(a) may be removed only by the holders of the outstanding Class B Preferred Stock and any other classes or series of capital stock of the Corporation upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Class B Preferred Stock in the election of directors pursuant to this Section 7(a), and may not be removed by the holders of the Common Stock.

             (b) So long as any shares of Class B Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of Class B Preferred Stock outstanding at the time, given in person or by proxy either in writing or at a meeting (with the Class B Preferred Stock voting separately as a class), (A) authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital stock of the Corporation ranking senior to the Class B Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation or reclassify any authorized capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into, exchangeable or exercisable for, or evidencing the right to purchase, any such shares, or (B) amend, alter or repeal any provisions of the Charter (including, without limitation, any provision of these Articles Supplementary), whether by the merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the Class B Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any Event, so long as each share of Class B Preferred Stock then outstanding remains outstanding or is converted into like securities of the surviving or resulting entity, in each case with the preferences, rights, privileges, voting powers and other terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Corporation may not be the surviving entity and the surviving entity may be a non-corporate entity, such as a limited liability company, limited partnership or business trust, in which case the Class B Preferred Stock would be converted into an equity interest, other than capital stock, having preferences, rights, privileges, voting powers and other terms which are materially unchanged from those of the Class B Preferred Stock, the occurrence of such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Class B Preferred Stock or the holders thereof; and provided, further, that
          (i) any increase in the amount of authorized Preferred Stock or Common Stock, (ii) any increase in the amount of authorized shares of Class B Preferred Stock, or (iii) the creation, issuance or increase in the amount of authorized shares of any other class or series of capital stock of the Corporation, in each case ranking on a parity with or junior to the Class B Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of the Corporation, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers. For purposes of this paragraph, the filing in accordance with applicable law of articles supplementary or any similar document setting forth or changing the designations, preferences, conversion or other rights, voting powers, restrictions, limitation as to dividends, qualifications or other terms of any class or series of capital stock of the Corporation will be deemed an amendment to the Charter.

             (c) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required is effected, all outstanding shares of Class B Preferred Stock have been redeemed or called for redemption and sufficient funds have been deposited in trust in accordance with the terms of Section 6 hereof to effect such redemption.

             (d) On any matter submitted to a vote of the holders of Class B Preferred Stock or on which the Class B Preferred Stock otherwise is entitled to vote (as expressly provided in the Charter, including these Articles Supplementary, or as may be required by law), including any action by written consent, each share of Class B Preferred Stock is entitled to one vote, except that when shares of any other class or series of Preferred Stock of the Corporation have the right to vote with the Class B Preferred Stock as a single class on any matter, the Class B Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accrued dividends). The provisions of this paragraph will supersede any inconsistent provisions of the Bylaws of the Corporation.

          8.  Conversion.  The Class B Preferred Stock is not convertible into
              ----------
   or exchangeable for any other property or securities of the Corporation.

          9.  Office or Agency in New York City. The Corporation will at all
              ---------------------------------
   times maintain an office or agency in the Borough of Manhattan, The City of New York, where shares of Class B Preferred Stock may be surrendered for payment (including upon redemption), registration of transfer or exchange.

         10.  No Preemptive Rights.  The Class B Preferred Stock has no
              --------------------
   preemptive rights.

         11.  Status of Redeemed and Reacquired Class B Preferred Stock.  In
              ---------------------------------------------------------
   the event any shares of Class B Preferred Stock are redeemed pursuant to
   Section 5 hereof or otherwise reacquired by the Corporation, the shares so redeemed or reacquired will become authorized but unissued shares of Class B Preferred Stock, available for future issuance and reclassification by the Corporation.

         12.  Severability.  If any preference, right, voting power,
              ------------
   restriction, limitation as to dividends, qualification, term or condition of redemption or other term of the Class B Preferred Stock is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then, to the extent permitted by law, all other preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications, terms or conditions of redemption and other terms of the Class B Preferred Stock which can be given effect without the invalid, unlawful or unenforceable preference, right, voting power, restriction, limitation as to dividends, qualification, term or condition of redemption or other term of the Class B Preferred Stock will remain in full force and effect and will not be deemed dependent upon any other such preference, right, voting power, restriction, limitation as to dividends, qualification, term or condition of redemption or other term of the Class B Preferred Stock unless so expressed herein.

       FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by the law.

       FIFTH: The undersigned Senior Vice President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Senior Vice President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

       IN WITNESS WHEREOF, HOST MARRIOTT CORPORATION has caused these presents
to be signed in its name and on its behalf by its                            ,
and witnessed by its                                 on                      ,
1999.


Witness:                                    HOST MARRIOTT CORPORATION
By:                                         By:
   --------------------------------            --------------------------------
   Name:                                       Name:
   Title:                                      Title:

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